EXHIBIT (j)(7)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 67 to the Registration Statement on Form N-1A ("Registration Statement") of our report dated February 14, 2003, relating to the financial statements and financial highlights of the Eaton Vance Special Equities Fund (the "Fund") and of our report dated February 14, 2003, relating to the financial statements and supplementary data of the Special Equities Portfolio, which appear in the December 31, 2002 Annual Report to Shareholders of the Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Service Providers" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
Boston, Massachusetts
April 23, 2003